EXHIBIT 99.1

Bison Petroleum Corp. Provides Details on New Acreage and Advisors

Salt Lake City, Utah, October 30, 2013 – Bison Petroleum Corp. (OTCQB: BISN) hereafter "Bison" or "the Company" is pleased to provide a corporate update, which includes further details on the Independence Prospect and the appointment of two seasoned advisors.

Independence Prospect, Bighorn Basin

On August 9, 2013 the Company acquired a 100% Working Interest (WI) and 80% Net Revenue Interest (NRI) in the 840-acre Independence Prospect located in the prolific Bighorn Basin, Wyoming. The prospect's 2 leases offset Marathon Oil’s 150 million barrel (MMBO) Spring Creek Field,1 and are less than 10 miles from the 475 MMBO Oregon Basin Field. An independent report on the Independence Prospect's original acreage position (Dr. Stewart A. Jackson, June. 2013), estimates the two leases are believed to have a potential of original oil in place (OOIP) of 135 MMBO and estimated ultimate recovery (EUR) of up to 27 MMBO.2 The assets are located in close proximity to established industry infrastructure, allowing for rapid transition from discovery to production through the quick connection to the existing pipeline network, which contains spare capacity for potential crude production.

In light of the prospect's potential, the Company is currently developing an exploration plan for these leases that includes 2D seismic acquisition, a Seep Study, and 3D seismic to define optimized drilling locations in the targeted Lower Cretaceous Muddy Formation. The Company became aware of the Muddy's potential by mapping fields nearby current production and noticing that the Spring Creek Field showed possible hydrocarbons in the Muddy based upon well log characteristics. The Independence Prospect is located along several of the existing structures that cut across the area, which are cut by numerous faults. The Company expects the Muddy accumulations to be between 2,000’ to 6,000’ drilling depths while well spacing potential is 10 acres per well.

The Company intends to provide further details regarding the development of these leases in due course, while some technical data is available on the Company’s website, at http://www.bison-petroleum.com/BisonReport2013.pdf.

Appointment VP of Explorations

On October 2, 2013, the Company appointed Mr. Barry Whelan as Vice-President of Explorations.

Mr. Whelan has over 30 years experience in global oil and gas exploration and development geology. He gained a B.A. in Geology from the University of Western Ontario and a B.S. in Honors Geology from McMaster University. He is a member of the Association of Professional Engineers and Geoscientists of the Province of British Columbia, and a fellow of the Geological Association of Canada. Within his role he will assist management to economically evaluate existing and potential properties, research and develop projects that have economic potential, evaluate projects and their requirements for capital and assist in the preparation of detailed property evaluations.

Appointment Senior Geological Advisor

On October 21, 2013 the Company appointed Mr. L. Alex Scarbrough Jr., as Senior Geological Advisor to the Company.

Mr. Scarbrough received a B.S. Geology (Cum Laude) and a M.S. ABT Geology from Memphis State University and has 38 years experience as a hard minerals geologist. Having worked in structurally simple and complex sedimentary, igneous, and metamorphic geologic environments, his experience has been gained through projects in over 25 of the Lower 48 United States, Alaska, North and South America. Specifically his responsibilities will include providing services to the Company including but not limited to geological consulting, management of field operations, representation on technical and management committees, and preparation of qualifying reports.

“We are working to put together a formal development and exploration plan for the Independence Prospect. The addition of two extremely experienced geologists to our team will enable us to develop this plan and allow us to pursue our aggressive growth strategy as we continue to investigate various domestic investment opportunities.” Commented Tony Martinez-Guzman, Bison’s Chief Executive Officer.

About Bison Petroleum Corp.

Bison Petroleum, Corp., (OTCQB: BISN), is a publicly traded Oil and Gas Exploration and Development Company, based in Salt Lake City, Utah, dedicated to the exploration and development of domestic Energy in the Bighorn Basin of Wyoming. More information can be found on our website, www.Bison-Petroleum.com

Certain statements in this press release are forward-looking and involve a number of risks and uncertainties.  Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  Bison Petroleum, Corp. bases these forward-looking statements on current expectations and projections about future events, based on information currently available.  The forward-looking statements contained in this press release may also include statements relating to Bison Petroleum, Corp.'s anticipated financial performance, business prospects, new developments, strategies and similar matters. Bison Petroleum disclaims any obligation to update any of its forward-looking statements, except as may be required by law.

Cautionary Note to U.S. Investors

The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only reserves that comply with the definitions presented at Rule 4-10(a) of Regulation S-X. We use certain terms in this press release that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. Examples of such disclosures would be statements regarding “probable,” “possible,” or “recoverable” reserves among others. U.S. Investors are urged to consider closely the disclosure in our Form 10K, File No. 000-54574, available from us at Bison Petroleum Corp., 2825 East Cottonwood Park, Salt Lake City, UT 84121.

Contact:

Bison Petroleum, Corp.

2825 East Cottonwood Park

Suite 503

Salt Lake City

UT 84121

Tel: (801) 990 3180

Fax: (801) 990 3181

Web: www.Bison-Petroleum.com

Email: info@Bison-Petroleum.com

INVESTOR RELATIONS:

Email: ir@Bison-Petroleum.com

Toll Free: 1-866-247-6617 or 1-866-BIS-ON P

References

1. Billings Gazette, June 12, 2001 (Marathon Oil estimate).

2. Independence Prospect Report, Dr. Stewart A. Jackson, Consulting Geologist, June. 2013.